EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Harvard Bioscience, Inc. and subsidiaries:

We consent to the incorporation by reference in Registration Statement Numbers 333-53848, 333-104544, 333-135418, 333-151003 and 333-174476 on Form S-8 of Harvard Bioscience, Inc. and subsidiaries of our report dated March 18, 2013, with respect to the consolidated balance sheets of Harvard Bioscience, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2012, and our report dated March 18, 2013 with respect to the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appears in the December 31, 2012 annual report on Form 10-K of Harvard Bioscience, Inc.

/s/ KPMG LLP

Boston, Massachusetts

March 18, 2013